QuickLinks -- Click here to rapidly navigate through this document

Exhibit 21.01

List of Subsidiaries

Name	Percentage
1. eRoomSystem Services, Inc., a Nevada corporation	100%
2. eRoomSystem SPE, Inc., a Nevada corporation	100%
3. RSi BRE, Inc., a Nevada corporation	100%

QuickLinks

  Exhibit 21.01
List of Subsidiaries